                                                                     EXHIBIT 2.2








                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                                   CNET, INC.


                           NORDBY INTERNATIONAL, INC.

                                       AND


                                   NEIL NORDBY





                                  JULY 29, 1999

                                TABLE OF CONTENTS

                                                                                                              Page No.
                                                                                                              --------
ARTICLE I         THE MERGER......................................................................................1
         SECTION 1.01. The Merger.................................................................................1
         SECTION 1.02. Closing; Closing Date; Effective Time......................................................1
         SECTION 1.03. Effect of the Merger.......................................................................2
         SECTION 1.04. Certificate of Incorporation; Bylaws.......................................................2
         SECTION 1.05. Directors and Officers.....................................................................2
ARTICLE II        CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES..............................................2
         SECTION 2.01. Consideration; Conversion and Cancellation of Securities...................................2
         SECTION 2.02. Exchange and Surrender of Certificates.....................................................3
         SECTION 2.03. Other Consideration........................................................................3
ARTICLE III       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS..............................4
         SECTION 3.01. Organization and Qualification.............................................................4
         SECTION 3.02. Articles and Bylaws........................................................................4
         SECTION 3.03. Capitalization.............................................................................4
         SECTION 3.04. Authority..................................................................................5
         SECTION 3.05. Subsidiaries and Other Interests...........................................................5
         SECTION 3.06. Title to Assets............................................................................6
         SECTION 3.07. Condition of Assets........................................................................6
         SECTION 3.08. No Conflict; Required Filings and Consents.................................................6
         SECTION 3.09. Permits; Compliance........................................................................7
         SECTION 3.10. Financial Statements.......................................................................7
         SECTION 3.11. Absence of Certain Changes or Event........................................................7
         SECTION 3.12. No Undisclosed Liabilities.................................................................8
         SECTION 3.13. Absence of Litigation......................................................................8
         SECTION 3.14. Taxes......................................................................................9
         SECTION 3.15. Employee Matters..........................................................................10
         SECTION 3.16. Brokers...................................................................................10
         SECTION 3.17. Illegal Payments..........................................................................10
         SECTION 3.18. Leased Properties.........................................................................10
         SECTION 3.19. Certain Material Contracts................................................................10
         SECTION 3.20. Competing Interests.......................................................................11
         SECTION 3.21. Material Customers and Suppliers..........................................................12
         SECTION 3.22. Intellectual Property.....................................................................12
         SECTION 3.23. Investor Representations..................................................................13
         SECTION 3.24. Year 2000 Compliance......................................................................14
         SECTION 3.25. Insurance.................................................................................14
         SECTION 3.26. Employee Benefit Plans....................................................................14
         SECTION 3.27. Information Supplied......................................................................17
ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF BUYER........................................................17
         SECTION 4.01. Organization and Qualification............................................................17


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

         SECTION 4.02. Authority.................................................................................17
         SECTION 4.03. No Conflict; Required Filings and Consents................................................17
         SECTION 4.04. SEC Documents.............................................................................18
         SECTION 4.05. Financial Statements......................................................................18
         SECTION 4.06. Tax Matters...............................................................................18
         SECTION 4.07. Valid Issuance of Buyer Common Stock......................................................18
         SECTION 4.08. Brokers...................................................................................19
         SECTION 4.09. Absence of Litigation.....................................................................19
         SECTION 4.10. Absence of Certain Changes or Events......................................................19
ARTICLE V         COVENANTS......................................................................................19
         SECTION 5.01. Affirmative Covenants of the Company......................................................19
         SECTION 5.02. Negative Covenants of the Company.........................................................20
         SECTION 5.03. Restrictive Covenant......................................................................20
         SECTION 5.04. Confidential Information..................................................................22
         SECTION 5.05. Access and Information....................................................................22
         SECTION 5.06. Appropriate Action; Consents; Filings.....................................................23
         SECTION 5.07. Tax Treatment.............................................................................23
         SECTION 5.08. Public Announcements......................................................................23
         SECTION 5.09. Fees, Expenses and Other Payments.........................................................24
         SECTION 5.10. Employment Agreement......................................................................24
         SECTION 5.11. Option Agreement..........................................................................24
         SECTION 5.12. Nordby Name...............................................................................24
         SECTION 5.13. Business Location.........................................................................24
         SECTION 5.14. Company Liabilities.......................................................................25
         SECTION 5.15. Company Financials........................................................................25
ARTICLE VI        CLOSING CONDITIONS.............................................................................25
         SECTION 6.01. Conditions to Obligations of Buyer........................................................25
         SECTION 6.02. Conditions to Obligations of the Company and the Shareholder..............................26
ARTICLE VII          INDEMNIFICATION.............................................................................27
         SECTION 7.01. Indemnification of Buyer..................................................................27
         SECTION 7.02. Survival..................................................................................28
         SECTION 7.03. Notice....................................................................................28
         SECTION 7.04. Defense of Claims.........................................................................29
ARTICLE VIII      TERMINATION, AMENDMENT AND WAIVER..............................................................29
         SECTION 8.01. Termination...............................................................................29
         SECTION 8.02. Effect of Termination.....................................................................30
         SECTION 8.03. Amendment.................................................................................30
         SECTION 8.04. Waiver....................................................................................30
ARTICLE IX        REGISTRATION RIGHTS............................................................................31
         SECTION 9.01. Registration Statement....................................................................31
         SECTION 9.02. Limitations on Sale.......................................................................31
         SECTION 9.03. Information...............................................................................31
         SECTION 9.04. Expenses..................................................................................32
         SECTION 9.05. Indemnification...........................................................................32
ARTICLE X         GENERAL PROVISIONS.............................................................................33


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
         SECTION 10.01. Notices..................................................................................33
         SECTION 10.02. Certain Definitions......................................................................33
         SECTION 10.03. Headings.................................................................................34
         SECTION 10.04. Severability.............................................................................34
         SECTION 10.05. Entire Agreement.........................................................................35
         SECTION 10.06. Assignment...............................................................................35
         SECTION 10.07. Parties in Interest......................................................................35
         SECTION 10.08. Specific Performance.....................................................................35
         SECTION 10.09. Failure or Indulgence Not Waiver; Remedies Cumulative....................................35
         SECTION 10.10. Further Assurances.......................................................................35
         SECTION 10.11. Governing Law; Venue.....................................................................35
         SECTION 10.12. Counterparts.............................................................................36

EXHIBITS:

Exhibit A         Form of Promissory Note
Exhibit B         Form of Employment Agreement
Exhibit C         Form of Company Closing Certificate
Exhibit D         Form of Legal Opinion of Company's Counsel
Exhibit E         Form of Legal Opinion of Buyer's Counsel
Exhibit F         Form of Buyer Closing Certificate

SCHEDULES:

3.06(a)           Assets
3.06(b)           Liens
3.08(a)           No Conflict; Required Filings and Consents
3.10(a)           Financial Statements
3.10(b)           Operating Statistics
3.12              Liabilities
3.14              Taxes
3.15              Employees
3.16              Brokers
3.17              Leased Properties
3.19(a)           Materials Contracts
3.19(b)           Non-Performance; Breaches
3.19(c)           Terms of Material Contracts
3.19(d)           Transfer of Material Contracts
3.21              Material Customers and Suppliers
3.22(b)           Intellectual Property Registrations
3.22(c)           Intellectual Property Royalties
3.24              Year 2000 Compliance
3.25              Insurance
3.26              Employee Benefit Plans

                                                                  EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER, dated as of July 29, 1999 (this "Agreement"), is by and among CNET, Inc., a Delaware corporation ("Buyer"), Nordby International, Inc., a Colorado corporation (the "Company"), and Neil Nordby, the sole shareholder of the Company (the "Shareholder").

         WHEREAS, Buyer and the Company have determined that the merger of the Company with and into Buyer ("Merger"), with Buyer surviving, and conversion of the issued and outstanding shares of common stock of the Company, no par value (the "Company Common Stock") into the right to receive shares of common stock of Buyer, $.0001 par value (the "Buyer Common Stock"), on the terms and subject to the conditions of this Agreement and in accordance with the Colorado Business Corporation Act ("Colorado Law") and the General Corporation Law of the State of Delaware ("Delaware Law") would be advantageous and beneficial to their respective corporations and stockholders;

         WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

         SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable federal and state law, at the Effective Time (as defined in Section 1.02), the Company shall be merged with and into Buyer. As a result of the Merger, the separate corporate existence of the Company shall cease and Buyer shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Certain terms used in this Agreement (and not otherwise defined) are defined in Section 10.02.

         SECTION 1.02. Closing; Closing Date; Effective Time. Unless this Agreement is terminated pursuant to Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Buyer as soon as practicable (but in any event within five business days) after the satisfaction or waiver of the conditions set forth in Article VI, or at such other date, time and place as Buyer and the Company may agree; provided, that the conditions set forth in Article VI shall have been satisfied or waived at or prior to such time. The date on which the Closing takes place is referred to herein as the "Closing Date." As promptly as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing, or such later date or time agreed upon by Buyer and the Company and set forth therein, being the "Effective Time"). As promptly as practicable on the Closing Date, the parties shall also file a certificate of merger with the Secretary of State of the State of Colorado, in such form as required by, and executed in accordance with the relevant provisions of, Colorado Law.

         SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Colorado Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges and powers of the Company and Buyer will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Buyer shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.04. Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation and bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and bylaws of the Surviving Corporation unless and until amended as provided therein and pursuant to Delaware Law.

         SECTION 1.05. Directors and Officers. The directors and officers of Buyer immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation at the Effective Time, each to hold office in accordance with the bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         SECTION 2.01. Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Company or their respective stockholders:

              (a) Subject to the other provisions of this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into 4.6 shares of Buyer Common Stock (the "Conversion Ratio"), which equal Ten Million Dollars ($10,000,000) divided by $43.475 (the average closing price of the Buyer Common Stock on the Nasdaq National Market, as reported in the West Coast Edition of the Wall Street Journal, for the five trading days immediately prior to (but not including) the date of this Agreement), divided by 50,000, which is the number of outstanding shares of Company Common Stock immediately prior to the Effective Time.

              (b) All shares of Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired, and each certificate previously evidencing the Company Common Stock outstanding immediately prior to the Effective Time (the "Converted Shares") shall thereafter represent the right to receive Buyer Common Stock in accordance with this Article II. The Shareholder shall cease to have any rights with respect to such Converted

Shares except as otherwise provided herein or by law. Certificates previously evidencing Converted Shares shall be exchanged for Buyer Common Stock upon the surrender of such certificates in accordance with the provisions of Section 2.02, without interest.

         SECTION 2.02. Exchange and Surrender of Certificates.

              (a) The Shareholder shall be entitled to receive, upon surrender to Buyer or its transfer agent of certificates previously evidencing Converted Shares, as soon as practicable after the Closing Date, a certificate representing the Converted Shares so surrendered, registered in the name of the Shareholder. Until so surrendered and exchanged, each certificate previously evidencing Converted Shares shall represent solely the right to receive Buyer Common Stock.

              (b) All shares of Buyer Common Stock issued upon the surrender for exchange of certificates previously representing Converted Shares in accordance with the terms hereof (including any adjustments pursuant to Section 2.02(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Converted Shares. At and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates which previously evidenced Converted Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

              (c) No certificates or scrip evidencing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of certificates, and such fractional share interests will not entitle the owner thereof to any rights as a stockholder of Buyer. In lieu of any such fractional shares, the number of shares of Buyer Common Stock issuable to any Shareholder in connection with the Merger shall be rounded to the nearest whole share.

              (d) Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Converted Shares such amounts as Buyer (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Converted Shares in respect of which such deduction and withholding was made by Buyer.

         SECTION 2.03. Other Consideration.

              (a) $5,000,000 will be paid to the Shareholder at the Closing by wire transfer of immediately available funds (to accounts specified in writing by the Shareholder or the Company to CNET at least two days prior to the Closing); and

              (b) $5,000,000 will be paid in the form of a promissory note payable to the Shareholder on the two year anniversary of the Closing by wire transfer of immediately available funds (to accounts specified in writing by the Shareholder to CNET at least two days prior to such date) in the form of Exhibit A attached hereto (the "Promissory Note"). The Promissory Note will bear seven percent annual compounded interest.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                               AND THE SHAREHOLDER

         The Company and the Shareholder hereby jointly and severally represent and warrant to Buyer that:

         SECTION 3.01. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of Colorado, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary. The Company is not required to be qualified to do business as a foreign corporation in any jurisdiction. There are no assumed names under which the Company operates.

         SECTION 3.02. Articles and Bylaws. The Company has furnished to Buyer true, complete and correct copies of its Articles of Incorporation and bylaws, in each case as amended or restated, of the Company. The Company is not in violation of any of the provisions of its Articles of Incorporation or bylaws.

         SECTION 3.03. Capitalization.

              (a) The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock, of which 50,000 shares are issued and outstanding. All of the outstanding capital stock of the Company is held of record and beneficially owned by the Shareholder, free and clear of all security interests, liens, claims, pledges, agreements, charges, or other encumbrances (a "Lien") of any nature whatsoever. All of the outstanding capital stock of the Company is duly authorized, validly issued in compliance with all applicable laws, and are fully paid and nonassessable and free of preemptive or similar rights created by statute, the Articles of Incorporation or bylaws of the Company or any agreement to which the Company is a party or bound.

              (b) No shares of capital stock of the Company are reserved for any purpose or held in treasury by the Company and, there are no outstanding options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any character obligating the Shareholder or the Company, directly or indirectly, to grant, issue, sell, purchase, acquire or otherwise transfer or deliver any shares of capital stock or other equity interest in, or any agreement, document, instrument or obligation convertible or exchangeable therefore, the Company.

              (c) There are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other person. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company. There are no voting trusts, proxies or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of the Company.

              (d) The Company (i) does not directly or indirectly own, (ii) has not agreed to purchase or otherwise acquire and (iii) does not hold any interest convertible into or exchangeable or exercisable for, greater than 1% of the capital stock (or equivalent equity interest) of any corporation, partnership, joint venture or other business association or entity.

         SECTION 3.04. Authority. The Company has all requisite corporate power and authority to (i) execute and deliver this Agreement and all other agreements, certificates and instruments to be executed by the Company in connection with or pursuant to this Agreement (collectively, the "Company Documents"); (ii) perform its obligations under the Company Documents and (iii) to consummate the transactions contemplated by the Company Documents. The Shareholder has the requisite legal capacity, power and authority to enter into the Company Documents and to perform his obligations under the Company Documents, as applicable. The execution, delivery and performance of the Company Documents by the Company and the Shareholder and the consummation by the Company and the Shareholder of the transactions contemplated by the Company Documents, as applicable, have been duly authorized by all necessary action, and no other proceedings on the part of the Company or the Shareholder are necessary to authorize the Company Documents or to consummate the transactions contemplated hereby. This Agreement has been, and at the Closing the other Company Documents will be, duly executed and delivered by the Company and the Shareholder. This Agreement is, and, upon execution and delivery by the Company and the Shareholder, as applicable, at the Closing each of the other Company Documents will be, a legal, valid and binding obligation of the Company and the Shareholder enforceable against the Company and the Shareholder in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

         SECTION 3.05. Subsidiaries and Other Interests. The Company has no subsidiaries and does not own any equity or debt interest or any form of proprietary interest in any individual, corporation, partnership, Governmental Entity (as defined in Section 3.08) or other entity, or any obligation, right or option to acquire any such interest.

         SECTION 3.06. Title to Assets.

              (a) Set forth in Schedule 3.06(a) is a complete list of all assets of the Shareholder or the Company used in or associated with the business of the Company (the "Business").

              (b) The Company has good and marketable title to all of the assets it purports to own, and owns all of such assets free and clear of any Liabilities (as defined in Section 3.12) and any Liens, other than (i) statutory liens securing current taxes and other obligations that are not yet delinquent,
(ii) minor imperfections of title and encumbrances that do not materially detract from or interfere with the present use or value of such properties and
(iii) as set forth on Schedule 3.06(b). The Company holds a valid leasehold interest in all of the leased assets of the Company.

         SECTION 3.07. Condition of Assets. All of the assets of the Company, including any assets held under leases or licenses, are in good condition and repair, ordinary wear and tear excepted, and are in good working order and have been properly and regularly maintained.

         SECTION 3.08. No Conflict; Required Filings and Consents.

              (a) Except as set forth on Schedule 3.08 (a), the execution and delivery of this Agreement by the Company and the Shareholder does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the Articles of Incorporation or bylaws, in each case as amended or restated, of the Company, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment, or decree (collectively, "Laws") applicable to the Shareholder or the Company or by which any of their properties or assets is bound or subject or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien or encumbrance on any of the properties or assets of the Company pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder or the Company is a party or by or to which the Shareholder or the Company or any of their properties or assets is bound or subject. The Board of Directors of the Company has taken or caused to be taken all actions necessary under Colorado Law, including approving the transactions contemplated by this Agreement and taking appropriate actions under Colorado Law or any other applicable stockholder protection laws, to ensure that any restrictions on business combinations or the owning or voting of the capital stock of the Company do not, and will not, apply with respect to or as a result of the transactions contemplated by this Agreement.

              (b) The execution and delivery of this Agreement by the Company and the Shareholder does not, and consummation of the transactions contemplated hereby will not, require the Company or the Shareholder to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Entity, except for the filing and recordation of appropriate merger documents as required by Colorado Law and Delaware Law.

         SECTION 3.09. Permits; Compliance. The Company does not require any franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and its assets and operations are currently and have at all times been in compliance with all Laws applicable to the Company and its operations or by or to which any of its assets is bound or subject, including without limitation all Laws related to environmental protection, employee benefits, labor and employment and occupational health and safety. The Company has not received from any Governmental Entity any written notification with respect to possible violations of Laws.

         SECTION 3.10. Financial Statements.

              (a) Schedule 3.10(a) includes (i) the balance sheet data of the Company as of December 31, 1998, and the statements of operations, retained earnings and cash flows of the Company for the year ended on such date (the "Year End Financial Statements") and (ii) the unaudited balance sheet of the Company (the "Latest Balance Sheet") as of June 30, 1999 (the "Latest Balance Sheet Date"), and the unaudited statements of operations and retained earnings for the six month period ended on such date. These financial statements have been prepared from the books and records of the Company, which accurately and fairly reflect the transactions of, acquisitions and dispositions of assets by, and incurrence of Liabilities by the Company.

              (b) Each of the foregoing financial statements fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the interim financial statements are subject to normal and recurring year-end adjustments, which will not be material individually or in the aggregate. The Year End Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the applicable period.

              (c) Schedule 3.10(c) sets forth certain statistics concerning the operation of the Company, which are accurate (subject to the margins of error indicated on such schedule for certain of such statistics).

              (d) All accounts receivable reflected in the Latest Balance Sheet or generated since the Latest Balance Sheet Date arose in the ordinary course of business and are fully collectible in the ordinary course of business, without resort to litigation, at the face amount thereof less any reserve reflected in the Latest Balance Sheet, and will not be subject to counterclaim, set-off or other reduction.

         SECTION 3.11. Absence of Certain Changes or Events. Since the Latest Balance Sheet Date, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and there has not been: (a) any damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of the Company;
(b) any change by the Company in its accounting methods, principles or practices; (c) any declaration, setting aside or payment of any dividends or distributions in respect of shares of the capital stock of the Company or any redemption, purchase or other acquisition by the Company of any of its securities; (d) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of the Company, except for annual bonuses or merit increases in salaries or wages in the ordinary course of business and consistent with past practice; (e) any payment or other transfer of assets by the Company to any Shareholder, other than compensation payments in the ordinary course of business and consistent with past practice; (f) any revaluation by the Company of any of its assets, including the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; (g) any entry by the Company into any commitment or transaction material to the Company including, without limitation, incurring or agreeing to incur capital expenditures in excess of $10,000; (h) any incurrence of indebtedness for borrowed money other than trade payables incurred in the ordinary course of business; (i) the termination of employment (whether voluntary or involuntary) of any officer or key employee of the Company; or (j) any change, occurrence or circumstance having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, financial condition or results of operations of the Company.

         SECTION 3.12. No Undisclosed Liabilities. The Company does not have any direct or indirect debts, liabilities or obligations, whether known or unknown, absolute, accrued, contingent or otherwise ("Liabilities"), except (a) Liabilities fully reflected in the Latest Balance Sheet and related financial statement notations; (b) accounts payable and Liabilities incurred in the ordinary course of business and consistent with past practice since the Latest Balance Sheet Date; (c) obligations to be performed in the ordinary course of business, consistent with past practice, under the Material Contracts (as defined in Section 3.19) or under agreements not required to be disclosed pursuant to Section 3.19; and (d) Liabilities described in Schedule 3.12. Except as set forth on Schedule 3.12, the Company does not and will not have any obligations for severance costs, vacation pay or sick leave associated with any employee of the Company, other than obligations that are satisfied prior to the Effective Time.

         SECTION 3.13. Absence of Litigation. There is no claim, action, suit, litigation, proceeding, arbitration or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the Company's knowledge, threatened against the Company or any assets or rights of the Company. The Company is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

         SECTION 3.14. Taxes.

              (a) All returns and reports ("Tax Returns") of or with respect to any Tax which is required to be filed on or before the Closing Date (taking into account extensions of filing dates) by or with respect to the Company have been or will be duly and timely filed. All items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete. All Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, other than any Taxes for which adequate reserves have been established on the Latest Balance Sheet. All withholding Tax requirements imposed on or with respect to the Company have been or will be satisfied in full in all respects. Except as described on Schedule 3.14, no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

              (b) There are no Tax Returns of or with respect to the Company with extended or waived statutes of limitations that have not been audited by the applicable governmental authority.

              (c) There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment, collection or payment of any Tax of or with respect to the Company.

              (d) The Company has previously delivered to Buyer true and complete copies of each written Tax allocation or sharing agreement and a true and complete description of each unwritten Tax allocation or sharing arrangement affecting the Company, if any.

              (e) There are no pending audits, actions, proceedings, investigations, disputes or claims with respect to or against the Company for or with respect to any Taxes of the Company; no assessment, deficiency or adjustment has been assessed or proposed with respect to any Tax Return of or with respect to the Company; and there is no reasonable basis on which any claim for material Taxes can be asserted against the Company.

              (f) Except for statutory liens for current Taxes not yet due, no liens for Taxes exist upon the assets of any of the Company.

              (g) The Company will not be required to include any amount in income for any taxable period beginning after the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period.

              (h) None of the transactions contemplated by this Agreement will result in any Tax liability or the recognition of any item of income or gain to the Company.

              (i) None of the property of the Company is held in an arrangement for which partnership Tax Returns are being filed, and the Company does not own any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1296 of the
Code) or other entity the income of which is required to be included in the income of the Company.

              (j) The Company has never been subject to Taxes in any jurisdiction outside the United States.

         SECTION 3.15. Employee Matters. Set forth on Schedule 3.15 is a complete list of all current employees of the Company, including date of employment, current title and compensation. The Company has no collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative and to the knowledge of the Company there are no organization efforts currently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company has not experienced, and the Company does not know or have reasonable grounds to know of any basis for, any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the Business. The Company has not experienced, and the Company does not know or have reasonable grounds to know of any basis for any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the Business.

         SECTION 3.16. Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         SECTION 3.17. Illegal Payments. Neither the Company, the Shareholder nor any of the their agents or other representatives, or any affiliate or immediate family member of any of the foregoing has (a) used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

         SECTION 3.18. Leased Properties. Schedule 3.18 sets forth a description (including the street address) of all real property leased by the Company (the "Leased Properties"). No premises other than the Leased Properties are used in the business of the Company.

         SECTION 3.19. Certain Material Contracts.

              (a) Schedule 3.19(a) lists each agreement and arrangement (whether written or oral and including all amendments thereto) to which the Company is a party or a beneficiary or by which the Company is bound that is material, directly or indirectly, to the business of the Company (collectively, the "Material Contracts"), including without limitation (i) any licensing, advertising, promotion, consulting or services agreements pursuant to which the Company earns revenue; (ii) any licensing, supply, or services agreements pursuant which the Company is entitled or obligated to acquire any assets or services from any person; (iii) any insurance policies; (iv) any employment, consulting, non-competition, separation, collective bargaining, union or labor agreements or arrangements; (v) any agreement evidencing, securing, guarantying or otherwise relating to any indebtedness for which the Company has any Liability; (vi) any agreement with or for the benefit of the Shareholder, or any affiliate or family member thereof (which agreements are specifically identified as such in Schedule 3.19(a)); (vii) any real property leases or any capital or operating leases or conditional sales agreements relating to vehicles or equipment; and (viii) any other agreement or arrangement pursuant to which the Company could be required to make or be entitled to receive aggregate payments in excess of $10,000. In addition, Schedule 3.19(a) lists the material terms (including the date on which such agreements terminate) of each of the Company's contracts with the Company's ten largest customers as measured by revenues for the twelve months ending on the Latest Balance Sheet Date. The Material Contracts listed on Schedule 3.19(a) pursuant to which the Company earns revenue are categorized by amount of annual revenue earned by the Company for each such Material Contract for the twelve months ending on the Latest Balance Sheet Date.

              (b) Except as set forth on Schedule 3.19(b), the Company has performed in all material respects all of its obligations under each Material Contract and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) under any Material Contract on the part of the Company or, to the Company's knowledge, on the part of any other party thereto, under any Material Contract.

              (c) Each Material Contract is valid, binding and in full force and effect and enforceable in accordance with its respective terms. There has been no termination or, to the Company's knowledge, threatened termination or notice of default under any Material Contract. Except as set forth on Schedule 3.19(c), none of the terms of any Material Contract vary materially from the terms of the form of data supply license agreement previously provided by the Company to Buyer.

              (d) Except as set forth on Schedule 3.19(d), (i) each Material Contract will be automatically transferred from the Company to Buyer upon Closing without any party to a Material Contract providing prior written consent to such transfer and (ii) such transfer will not result in any party to a Material Contract having the right to terminate any Material Contract.

         SECTION 3.20. Competing Interests. None of the Shareholder, the Company, nor any director, officer, agent or employee of the Company, or any affiliate or immediate family member of any of the foregoing (a) owns, directly or indirectly, an interest in any entity that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company or (b) is a party to, or otherwise has any direct or indirect interest opposed to the Company under, any Material Agreement or other business relationship or arrangement material to the Company provided that the foregoing will not apply to any investment in publicly traded securities constituting less than 1% of the outstanding securities in such class.

         SECTION 3.21. Material Customers and Suppliers. Indicated on Schedule 3.19(a) are the Company's thirty largest online customers and ten largest print customers as measured by revenues for the twelve months ending on the Latest Balance Sheet Date (collectively, the "Material Customers"), and the amount of revenues attributable to each Material Customer during the twelve months ending on the Latest Balance Sheet. Also indicated on Schedule 3.19(a) is a complete list of the Company's six largest suppliers (the "Material Suppliers") by dollar volume of supplied goods and/or services for the twelve months ending on the Latest Balance Sheet Date. Except as set forth in Schedule 3.21, none of the Material Customers or Material Suppliers has threatened to, or notified the Company or any of the Sellers of any intention to, terminate or materially alter its relationship with the Company, and there has been no material dispute with a Material Customer or Material Supplier since January 1, 1998.

         SECTION 3.22. Intellectual Property.

              (a) For purposes of this Agreement, "Intellectual Property" means all (i) patents, copyrights and copyrightable works, trademarks, service marks, trade names, service names, brand names, logos, trade dress, Internet domain names and all goodwill symbolized thereby and appurtenant thereto; (ii) trade secrets, inventions, technology, know-how, proprietary information, research material, specifications, surveys, designs, drawings and processes; (iii) computer software and related documentation, including without limitation operating software, network software, firmware, middleware, design software, design tools, management information systems, systems documentation and instructions, databases and the tangible objects in which the foregoing rights are embodied (collectively, "Software"); (iv) artwork, photographs, editorial copy and materials, formats and designs, including without limitation all content currently or previously displayed through Internet sites operated by the Company; (v) customer, partner, prospect and marketing lists, market research data, sales data and traffic and user data; (vi) registrations, applications, recordings, common law rights, "moral" rights of authors, licenses (to or from the Company) and other agreements relating to any of the foregoing; (vii) rights to obtain renewals, reissues, extensions, continuations, divisions or equivalent extensions of legal protection pertaining to the foregoing; and (viii) claims, causes of action or other rights at law or in equity arising out of or relating to any infringement, misappropriation, distortion, dilution or other unauthorized use or conduct in derogation of the foregoing occurring prior to the Closing.

              (b) Except as set forth on Schedule 3.22(b), there are no registrations or applications for registration of any Intellectual Property or any licenses (to or from the Company) with respect to any registered Intellectual Property.

              (c) The Company owns or has the right to use pursuant to Material Contracts all Intellectual Property used by the Company in connection with or necessary to the operation of its business, without infringing on or otherwise acting adversely to the rights or claimed rights of any person. Except as set forth on Schedule 3.22(c), the Company is not obligated to pay any royalty or other consideration to any person in connection with the use of any such Intellectual Property. Schedule 3.22(c) also lists the dollar amount that the Company is obligated to pay pursuant to any royalty or any other consideration the Company is obligated to pay to any person in connection with the use of any such Intellectual Property.

              (d) No claim has been asserted against the Company to the effect that the use of any Intellectual Property by the Company infringes the rights of any person. To the Company's knowledge, no other person is currently infringing upon the rights of the Company with respect to the Company's Intellectual Property.

              (e) The Intellectual Property owned by the Company as of the Closing are sufficient as of the Closing Date for the uses of the business conducted by the Company. The Company has obtained all licenses, royalties and consents necessary to enable Buyer to use the Intellectual Property after the Closing in the manner contemplated by this Agreement.

         SECTION 3.23. Investor Representations.

              (a) The Shareholder understands that the Buyer Common Stock to be issued to him in the Merger has not been registered under the Securities Act of 1933, as amended (the "Securities Act") in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering and will constitute "restricted securities" under the Securities Act. Consequently, the Shareholder will be able to resell such Buyer Common Stock only (i) pursuant to an effective registration statement covering such resale or (ii) pursuant to an exemption from registration, such as the exemption provided under rule 144 under the Securities Act ("Rule 144").

              (b) The Shareholder (i) has a preexisting personal or business relationship with the Company, (ii) by reason of the Shareholder's business or financial experience or the business or financial experience of the Shareholder's professional advisors who are unaffiliated with and who are not compensated by Buyer or any affiliate or selling agent of Buyer, directly or indirectly, could be reasonably assumed to have the capacity to protect such Shareholder's interests in connection with this Agreement, and (iii) is acquiring the Buyer Common Stock for investment for his account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in a manner that would violate the registration provisions of the Securities Act or any other applicable securities laws.

              (c) The Shareholder acknowledges receipt of the SEC Documents (as defined in Section 4.04) and acknowledges that he has been given the opportunity to ask questions of representatives of Buyer and to receive reasonable additional information to the extent requested in connection with his evaluation of an investment in the Buyer Common Stock.

              (d) The Shareholder acknowledges that the Buyer Common Stock will bear a restrictive legend in substantially the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS

         AMENDED, OR ANY STATE SECURITIES LAWS, AND THE HOLDER HEREOF CANNOT MAKE ANY SALE, ASSIGNMENT, OR OTHER TRANSFER OF SUCH SECURITIES WITHOUT REGISTRATION UNDER OR EXEMPTION FROM SUCH ACTS AND LAWS. THE ISSUER MAY REQUIRE EVIDENCE OF SUCH REGISTRATION OR EXEMPTION PRIOR TO ANY SUCH TRANSFER."

         SECTION 3.24. Year 2000 Compliance. All hardware, firmware, software and computer systems of the Company and, to the Company's knowledge, of the Company's material customers and material suppliers are, or will be by December 1, 1999, Year 2000 Compliant (as defined below) and shall continue to function in accordance with their intended purpose without material error or material interruption as a result of the transition to the year 2000. Schedule 3.24 includes a reasonable estimate of the additional costs, if any, that the Company will incur to become Year 2000 Compliant. As used herein, "Year 2000 Compliant" means, with respect to any entity, that the hardware, firmware, software and computer systems of such entity (i) will completely and accurately address, produce, store and calculate data involving dates before, on and after January 1, 2000 and will not produce abnormally ending or incorrect results involving such dates as used in any forward or regression dated based functions; and (ii) will provide that date-related functionalities and data fields include the indication of century and millennium and will perform calculations that involve a four-digit year.

         SECTION 3.25. Insurance. Set forth in Schedule 3.25 is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Company and its businesses, properties and assets (and its directors, officers, salespersons, agents or employees). All such policies are in full force and effect. The Company has not received a notice of default under any such policy and has not received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy. Schedule 3.25 also sets forth a complete and accurate summary of all of the self-insurance coverage provided by the Company. No letters of credit have been posted and no cash has been restricted to support any reserves for insurance. The Company's insurance policies are issued by insurers of recognized responsibility and insure the Company and its business, properties and assets against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or similar businesses and similarly situated.

         SECTION 3.26. Employee Benefit Plans.

              (a) Set forth in Schedule 3.26 attached is a complete and correct list of all "Employee Benefit Plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all plans or policies providing for "fringe benefits" (including but not limited to vacation, paid holidays, personal leave, employee discounts, educational benefits or similar programs), and each other bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) is or has been established, maintained or contributed to by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any liability, or (ii) provides benefits, or describes policies or procedures applicable, to any officer, employee, director, former officer, former employee or former director of the Company or any ERISA Affiliate, or any dependent thereof, regardless of whether funded (each, an "Employee Plan," and collectively, the "Employee Plans"). The term "ERISA Affiliate" shall mean any corporation, trade or business the employees of which, together with the employees of the Company, are required to be treated as employed by a single employer under the provisions of ERISA or Code Section 414.

              (b) With respect to each "Employee Benefit Plan" that is or has been at any time within six years prior to the Closing maintained or contributed to, by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has or has had liability at any time within six years prior to the Closing (the "Controlled Group Plans"):

                  (i) there is no Controlled Group Plan that is a "defined benefit plan" (as defined in Section 3(35) of ERISA); a "multiemployer plan" or a "multiple employer plan" (as such terms are defined in Sections 3(37)(A) and 3(40)(A) of ERISA);

                  (ii) there are no material unfunded liabilities, and each Controlled Group Plan could be terminated as of the Closing with no liability to Buyer, the Shareholder or any ERISA Affiliate;

                  (iii)  no withdrawal liability, within the meaning of ERISA
         Section 4201 has been incurred that has not been satisfied; no liability to the PBGC has been incurred by any ERISA Affiliate or the Sellers, which liability has not been satisfied; no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Code Section 412 has been incurred; and all contributions to such Controlled Group Plans required by ERISA Section 302 and Code
         Section 412 have been timely made;

                  (iv) each Controlled Group Plan has been operated in compliance with ERISA, applicable tax qualification requirements and all other applicable laws;

                  (v) each Controlled Group Plan intended to qualify under Code Section 401(a) (a) satisfied in form the requirements of such section except to the extent amendments are not required by law to be made until after the Closing; (b) has received a ruling or determination letter that such Controlled Group Plan qualifies under Internal Revenue Code Section 401(a); and (c) nothing has occurred in operation and/or form since the date of such determination letter that may adversely affect the qualification of such Controlled Group Plan;

                  (vi) there is no Controlled Group Plan that is subject to Title IV of ERISA or the funding requirements of Code Section 412; and

                  (vii) as to any Controlled Group plan intended to qualify under Code Section 401, there has been no termination or partial termination of the Controlled Group Plan within the meaning of Section 411(d)(3) of the Code.

              (c) With respect to each Employee Benefit Plan, the Shareholder has furnished to Buyer true, correct and complete copies of (i) the plan documents (including amendments and summary plan descriptions); (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the annual reports (Form 5500) required to be filed for the three most recent plan years of each such Employee Benefit Plan; (iv) all related trust agreements, insurance contracts or other funding agreements which implement such Employee Benefit Plan; and (v) all other documents, records or other materials related thereto reasonably requested by Buyer.

              (d) Except as set forth on Schedule 3.26 and to the extent of coverage required under Code Section 4980B, no written or oral representations have been made to any employee or officer or former employee or officer of the Company promising or guaranteeing any coverage under any "employee welfare benefit plan" (as defined in ERISA Section 3(1)) for any period of time beyond the end of the current plan year.

              (e) The consummation of the transactions contemplated by this Agreement will not (i) accelerate the time of payment or vesting, or increase the amount of compensation (including amounts due under an Employee Benefit
Plan) due to any employee, officer, former employee or former officer of any Buyer; (ii) require the Company to make a larger contribution to, or pay greater benefits or provide owner rights under, any Employee Benefit Plan than it otherwise would, or (iii) create or give rise to any additional vested rights or serve as credits under any Employee Benefit Plan.

              (f) No condition exists that would subject the Buyer, any ERISA Affiliate or the Company to any excise tax, penalty tax or fine related to any Employee Benefit Plan, including, but not limited to a violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Code
Section 4975(c)(1)).

              (g) There are no agreements or Employee Benefit Plan provisions which will or may provide payments of money or other property, acceleration of benefits, or provisions of other rights to any officer, employee, shareholder, independent contractor or highly compensated individual, or other "disqualified individual" within the meaning of Code Section 280G(c) which will be "parachute payments" under Code Section 280G that are nondeductible to the Company or subject to tax under Code Section 4999.

              (h) Other than routine claims for benefits, there are no actions, suits, claims, audits, or investigations pending or, to the Shareholder's knowledge, threatened against, or with respect to, any of the Employee Benefit Plans or their assets; and all contributions required to be made to the Employee Benefit Plans have been made timely.

              (i) Each Employee Benefit Plan is in compliance with the applicable requirements for reporting and disclosure to participants under ERISA with respect to that Employee Benefit Plan and all required annual returns and other reports and disclosures that each such Employee Benefit Plan is required to file or furnish to governmental agencies, Employee Benefit Plan participants, or Benefit Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner.

              (j) All contributions and payments with respect to each Employee Benefit Plan required pursuant to the terms of each Employee Benefit Plan, the Code, ERISA or other applicable law have been made on a timely basis.

         SECTION 3.27. Information Supplied. Without limiting any of the representations and warranties contained herein, no written representation or written warranty of the Company or the Shareholder and no statement by the Company or the Shareholder contained in the Schedules to this Agreement contains any untrue statement of material fact, or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to the Company and the Shareholder that:

         SECTION 4.01. Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under Delaware Law and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary.

         SECTION 4.02. Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

         SECTION 4.03. No Conflict; Required Filings and Consents.

              (a) The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the certificate of incorporation or bylaws, in each case as amended or restated, of Buyer, (ii) conflict with or violate any Laws applicable to Buyer or by which any of its properties or assets is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by or to which Buyer or any of its properties is bound or subject.

              (b) The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not, require Buyer to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Entities, except for the filing and recordation of appropriate merger documents as required by Colorado Law or Delaware Law and except for any required filings under or related to federal or state securities laws or regulations.

         SECTION 4.04. SEC Documents. Buyer has filed all forms, reports and documents required to be filed by Buyer with the SEC as of the date hereof and Buyer has delivered to the Company and the Shareholder a true and complete copy of Buyer's Annual Report on Form 10-K/A for the year ended December 31, 1998, its quarterly reports on Form 10-Q for the quarter ended March 31, 1999, and its definitive proxy statement for its annual meeting of stockholders held in 1999 (together, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.05. Financial Statements. The financial statements of Buyer, including the notes thereto, included in the SEC Documents (the "Buyer Financial Statements") present fairly, in all material respects, the consolidated financial position of Buyer as of their respective dates and the results of Buyer's operations and cash flows for the respective periods, complied as to form in all material respects with generally accepted accounting principles and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The Buyer Financial Statements fairly present the consolidated financial condition and operating results of Buyer and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no material change in Buyer accounting policies except as described in the notes to the Buyer Financial Statements.

         SECTION 4.06. Tax Matters. Neither Buyer nor, to the knowledge of Buyer, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of section 368(a) of the Code.

         SECTION 4.07. Valid Issuance of Buyer Common Stock. The shares of Buyer Common Stock to be issued pursuant to the Merger have been duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement will be validly issued, fully paid, and non-assessable and not subject to any preemptive rights and issued in compliance with all applicable federal or state securities laws. The authorized, issued and outstanding capitalization of Buyer is as set forth in the SEC Documents as of the dates of the financial statements or other information included in the SEC Documents.

         SECTION 4.08. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

         SECTION 4.09. Absence of Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Buyer has received written notice, which seeks to enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

         SECTION 4.10. Absence of Certain Changes or Events. Since the date of Buyer Financial Statements included in the SEC Documents, there has not been any change, occurrence or circumstance having or reasonably likely to have, individually or in the aggregate, a material and adverse effect on the financial condition of Buyer; provided, however, that any occurrences directly attributable to conditions affecting the economy in general or the Buyer's industry in general or fluctuations in the stock market shall not be taken into account in determining whether there has been or would be an occurrence having a material adverse effect with respect to the Buyer.

                                    ARTICLE V
                                    COVENANTS

         SECTION 5.01. Affirmative Covenants of the Company. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Buyer, the Company will:

              (a) operate its business only in the usual and ordinary course consistent with past practices;

              (b) use commercially reasonable efforts to preserve substantially intact its business organization, maintain its Material Contracts, and Intellectual Property and other material rights, retain the services of its respective officers and key employees and maintain its relationships with its material customers and suppliers;

              (c) maintain and keep its assets in as good repair and condition as at present, ordinary wear and tear excepted;

              (d) maintain and keep in full force and effect insurance comparable in amount and scope of coverage to that currently in effect; and

              (e) from the date of this Agreement and to the Effective Time, promptly supplement or amend the Schedules to this Agreement with respect to any matter that arises or that is required to be set forth or listed in the Schedules or is necessary to complete or correct any information in the Schedules; provided, that for purposes of determining the rights and obligations of the parties hereunder (other than the obligation of the Company under this Section 5.01(e)), any such supplemental or amended disclosure will not be deemed to have been disclosed to Buyer unless Buyer otherwise expressly consents in writing.

         SECTION 5.02. Negative Covenants of the Company. Except as expressly contemplated by this Agreement or otherwise consented to in writing by Buyer, from the date of this Agreement until the Effective Time, the Company will not do any of the following:

              (a) amend or otherwise modify any of the Material Contracts;

              (b) (i) effect any reorganization or recapitalization; (ii) issue any capital stock or any option, warrant or similar agreement with respect to its capital stock; (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or (iv) adopt or propose to adopt any amendments to its Articles of Incorporation or bylaws;

              (c) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice;

              (d) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy;

              (e) take any action that would result in a breach (as of the Closing) of any of the representations and warranties set forth in Section 3.11;

              (f) pay or agree to pay any dividend, distribution, or other payment to the Shareholder;

              (g) pay or agree to pay any bonus, incentive compensation, or similar payment to any of its employees or increase the compensation of the Shareholder or any other employee;

              (h) make any material expenditure or commitment except in the ordinary course of business consistent with past practice; or

              (i) agree in writing or otherwise to do any of the foregoing.

         SECTION 5.03. Restrictive Covenant. The Shareholder acknowledges that he was a beneficial owner of the goodwill of the Company. In consideration of the purchase of all of the Shareholder's stock in the Company and the delivery of Confidential Information to the

Shareholder, the Shareholder hereby agrees that, for a period of three years from the Closing Date, the Shareholder will not (except in the course of performing authorized duties as an employee of Buyer), directly or indirectly, either as an employee, partner, owner, director, adviser or employee or in any other capacity:

              (a) engage in any business that involves (i) (x) operating an internet site or providing data services to an internet site related to financial news, tools, features, data or other information or (y) any business that competes with the business of Buyer (collectively, a "Competing Business") in any location, or (ii) the creation of content or complementary services for, or the sale of advertising for, such a Competing Business in any location.

              (b) directly or indirectly solicit or attempt to solicit any customer or potential customer of Buyer to purchase advertising or other goods or services that are competitive with those offered by Buyer from any person or entity other than Buyer; or

              (c) recruit or solicit for employment any person who is, or within the twelve month period preceding the date of such activity was, an employee of Buyer.

         Notwithstanding the foregoing, the Shareholder may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of publicly traded securities of any entity that owns a Competing Business.

              (d) Should the Shareholder violate paragraph (a) above, the Shareholder and Buyer agree that any financial benefits whatsoever received by the Shareholder from the Competing Business shall be turned over to Buyer for a period of twelve (12) months after the commencement of participation in such Competing Business.

              (e) The Shareholder represents to Buyer that he is willing and able to engage in businesses that are not Competing Businesses hereunder and that enforcement of the restrictions set forth in this Section 5.03 would not be unduly burdensome to him. Buyer and the Shareholder acknowledge and agree that the restrictions set forth this Section 5.03 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the legitimate business interests of Buyer. The Shareholder acknowledges that Buyer has an international presence and a global market and therefore has need of a worldwide geographic restriction.

              (f) Should the Shareholder violate paragraph (b) above, the Shareholder and Buyer agree that all of the revenues from such customer collected by or owed to the Shareholder, or any entity for which the Shareholder is employed or in any way associated with, shall be turned over to Buyer for a period of twelve (12) months after the date of the solicitation.

              (g) Should the Shareholder violate paragraph (c) above, the Shareholder and Buyer agree that the Shareholder shall pay to Buyer the salary of such person for a period of twelve (12) months after the date of the solicitation.

              If the provisions of this Section 5.03 below are found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the legitimate business interests of Buyer, then such court is hereby directed to reform such provisions to the minimum extent necessary to cause the limitations contained therein as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the legitimate business interests of Buyer.

         SECTION 5.04. Confidential Information.

              (a) The assets of the Company include certain commercially valuable technical and non-technical confidential or proprietary information of the Company (collectively, "Confidential Information"). Confidential Information means all information used by the Company in connection with operating its business that is not generally known to others in similar areas of business, including without limitation (i) trade secrets, software, work product, processes, analyses and know-how related to the architecture and operation of the Company's business or the submission, collection or organization of its contents; (ii) customer and prospect lists and other marketing, advertising, pricing, strategic and business plans and information related to the Company's business; and (iii) information concerning traffic at the Company's Internet sites and financial information concerning the operation of the Company's business.

              (b) The Shareholder acknowledges and agrees that, following the Closing, the Confidential Information will be the sole and exclusive property of the Surviving Corporation. Following the Closing, the Shareholder will not, directly or indirectly, use any Confidential Information for his own benefit or disclose any Confidential Information to any person (except in the course of performing authorized duties for Buyer or the Surviving Corporation). At Buyer's request after the Closing, the Shareholder will promptly deliver to Buyer or the Surviving Corporation all documents, computer disks and other computer storage devices, computer printouts, manuals and other papers and materials (including all copies thereof in whatever form) containing or incorporating any Confidential Information that are in his possession or under his control.

         SECTION 5.05. Access and Information.

              (a) The Company shall (i) afford to Buyer and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Buyer Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof, (ii) furnish promptly to Buyer and the Buyer Representatives such information concerning the business, properties, contracts, records and personnel of the Company (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Buyer, and (iii) authorize Buyer to contact and obtain relevant information from the Company's accountants, material customers and suppliers and any governmental agencies having dealings with the Company.

              (b) No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are herein contained and each such representation and warranty shall survive such investigation.

         SECTION 5.06. Appropriate Action; Consents; Filings.

              (a) Each of Buyer, the Shareholder and the Company shall use (and shall cause each of their respective subsidiaries to use, as applicable) all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, and (ii) obtain from any Governmental Entities or other third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Buyer or the Company or any of their subsidiaries or affiliates, as applicable, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger. The Shareholder, the Company and Buyer shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

              (b) Each of Buyer, the Shareholder and the Company shall give (or shall cause their respective subsidiaries and affiliates, as applicable, to give) any notices to third parties, and use (and cause their respective subsidiaries and affiliates, as applicable, to use) all reasonable efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement or (ii) otherwise required under any Material Contracts, or other agreements in connection with, or in order to allow the Company to continue to be entitled to the benefits thereof following, the consummation of the transactions contemplated hereby. In the event that any party shall fail to obtain any third party consent described above and the parties agree to consummate the Merger without such consent, such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Buyer, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

         SECTION 5.07. Tax Treatment. Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any affiliate of such party from taking, any actions which could prevent the Merger from qualifying as a reorganization under the provisions of section 368(a) of the Code.

         SECTION 5.08. Public Announcements. Prior to the Closing, the Company and the Shareholder will not issue a press release or make any statement to the general public concerning such transaction or the absence thereof without the express prior written consent of Buyer and Buyer will not issue a press release or make any statement to the general public concerning such transaction or the absence thereof without the express prior written consent of the Company; provided, however, that Buyer may issue a press release or make any statement to the general public concerning such transaction or the absence thereof without the express prior written consent of the Company as, in the advice of Buyer's counsel, is required by law. Upon Closing, Buyer will issue a press release and shall use commercially reasonable efforts to furnish such release or statement to the Company at least 24 hours in advance of issuance.

         SECTION 5.09. Fees, Expenses and Other Payments. Transaction costs and expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by the Company and the Shareholder in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby will be paid for in accordance with the terms of the Agreement Regarding Company Expenses entered into as of the date hereof. Transaction costs and expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by Buyer in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby will be paid by Buyer. To the extent any accounts payable that would be reflected on a balance sheet of the Company prepared as of the Closing Date in accordance with generally accepted accounting principles, consistently applied, exceed $50,000, such excess will be paid by the Shareholder to Buyer through a reduction in the purchase price paid to the Shareholder at Closing pursuant to Section 2.03(a) hereof; provided, however, that accounts payable shall not include "Credit Card Liabilities," "Other Current Liabilities" or "Long Term Liabilities" as reflected in each of these line items of the Company's balance sheet.

         SECTION 5.10. Employment Agreement. At the Closing, the Surviving Corporation will enter into an employment agreement with Neil Nordby in substantially the form of Exhibit A attached hereto.

         SECTION 5.11. Option Agreement. Buyer will grant the Shareholder 25,000 incentive stock options upon the Shareholder joining Buyer as a full-time employee. The options will be issued pursuant to Buyer's standard employee option plan with all the customary terms, with an exercise price equal to the fair market value of Buyer's Common Stock on the date of the grant.

         SECTION 5.12. Nordby Name. Following the Closing, the Surviving Corporation shall cease using the "Nordby" name and will use commercially reasonable efforts to advise the Company's suppliers and customers of the new name under which the business of the Company shall be conducted. Notwithstanding the foregoing, the Surviving Corporation may use the "Nordby" name for a period of one year from the Closing Date.

         SECTION 5.13. Business Location. For a period of three years from the Closing Date, Buyer agrees and covenants to maintain the Company's offices and operations within a 20-mile radius of the Company's current location in Boulder, Colorado; provided, however, that the provisions of this Section 5.13 may be waived in writing by the Shareholder or, if the Shareholder is not an employee of the Surviving Corporation at that time, the then current head of the Surviving Corporation's operations in Colorado.

         SECTION 5.14. Company Liabilities. Buyer agrees and covenants to use commercially reasonable efforts to satisfy, or have Shareholder's guarantees or personal assets removed from, outstanding Company liabilities after the Closing.

         SECTION 5.15. Company Financials. The Shareholder acknowledges that the Buyer may be required to file the Company's financial statements with the U.S. Securities and Exchange Commission and the Shareholder agrees to use commercially reasonable efforts to assist Buyer in obtaining any necessary consents and take any other necessary actions to permit Buyer to make such filings. Ernst & Young LLP has substantially completed an audit of the Company's Year End Financial Statements. After the Closing, the Surviving Corporation and the Shareholder will use commercially reasonable efforts to have Ernst & Young LLP complete such audit. All expenses incurred by the Surviving Corporation in connection with the completion of such audit will then become a trade payable of the Surviving Corporation. In the event Ernst & Young LLP declines to complete such audit, Ernst & Young charges relating to the incomplete audit will become the full responsibility of the Shareholder.


                                   ARTICLE VI
                               CLOSING CONDITIONS

         SECTION 6.01. Conditions to Obligations of Buyer. The obligations of Buyer to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Buyer, in whole or in part:

              (a) Each of the representations and warranties of the Company and the Shareholder contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). Buyer shall have received a certificate signed by the President of the Company, dated the Closing Date, to such effect.

              (b) Each of the Company and the Shareholder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Buyer shall have received a certificate signed by the President of the Company, dated the Closing Date, to such effect.

              (c) Since the Latest Balance Sheet Date, there has not occurred any material adverse change in the condition (financial or otherwise), results of operations, business, site traffic, prospects, assets or Liabilities of the Business.

              (d) Buyer shall have received a closing certificate signed by the President of the Company substantially in the form of Exhibit C attached hereto.

              (e) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (an "Order"); and no such Governmental Entity or third party shall have initiated or threatened to initiate any proceeding seeking an Order.

              (f) Counsel to the Company shall have delivered to Buyer its written opinion substantially in the form of Exhibit D attached hereto.

              (g) Each of the Company and the Shareholder shall have obtained each consent and approval necessary in order that the transactions contemplated hereby do not constitute a material breach or violation of, or result in a right of termination or acceleration of any encumbrance on any material portion of the Company's properties or assets, any Material Contract, material arrangement or understanding.

              (h) The total Liabilities of the Company of the type that would be reflected in a balance sheet of the Company prepared as of the Closing Date in accordance with generally accepted accounting principles shall not exceed $175,000.

              (i) All proceedings taken by the Company and all instruments executed and delivered by the Company and the Shareholder, as applicable, on or prior to the Closing Date in connection with the transactions herein contemplated shall be reasonably satisfactory in form and substance to Buyer.

              (j) Buyer has completed its due diligence investigation of the Company, including legal, operational, financial and technical matters, and the results of such investigation are satisfactory to Buyer in its sole discretion.

              (k) Buyer's Board of Directors has approved the execution and delivery of this Agreement, the Merger and the transactions contemplated hereby.

              (l) The Shareholder shall have delivered to Buyer the executed employment agreement described in Section 5.10 of this Agreement.

         SECTION 6.02. Conditions to Obligations of the Company and the Shareholder. The obligation of the Company and the Shareholder to effect the Merger and the other transactions contemplated hereby is also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the Company and the Shareholder, in whole or in part:

              (a) Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). The Company shall have received a certificate signed by an executive officer of Buyer, dated the Closing Date, to such effect.

              (b) Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have received a certificate of the President of the Buyer, dated the Closing Date, to that effect.

              (c) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and no such Governmental Entity or third party shall have initiated or threatened to initiate any proceeding seeking an Order.

              (d) Counsel to Buyer shall have delivered to the Company its written opinion substantially in the form of Exhibit E attached hereto.

              (e) All proceedings taken by Buyer and all instruments executed and delivered by Buyer on or prior to the Closing Date in connection with the transactions herein contemplated shall be reasonably satisfactory in form and substance to the Company.

              (f) The Company shall have received a closing certificate signed by an executive officer of Buyer substantially in the form of Exhibit F attached hereto.

              (g) The Company and Shareholder have completed their due diligence investigation of Buyer, including legal, operational, financial and technical matters, and the results of such investigation are satisfactory to the Company and the Shareholder, in their respective sole discretions.

              (h) The Company's Board of Directors has approved the execution and delivery of this Agreement, the Merger and the transactions contemplated hereby.

              (i) The Shareholder has approved the execution and delivery of this Agreement, the Merger and the transactions contemplated hereby.

              (j) Buyer shall have executed and delivered to the Company the Promissory Note.

                                   ARTICLE VII
                                 INDEMNIFICATION

         SECTION 7.01. Indemnification of Buyer. Notwithstanding any investigation by Buyer or the Buyer Representatives, the Shareholder will indemnify and hold Buyer, its subsidiaries and their respective affiliates, directors, officers, employees and agents (collectively, the "Buyer Indemnified Parties") harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs and reasonable attorneys' fees (collectively, "Losses"), that any Buyer Indemnified Party may suffer or incur as a result of or relating to:

              (a) the breach of any representation or warranty made by the Company or the Shareholder in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach; or

              (b) the breach of any covenant or agreement of the Company or the Shareholder under this Agreement or any allegation by a third party that, if true, would constitute such a breach;

provided that, except with respect to the breach or the alleged breach of the representations and warranties set forth in Sections 3.03 and 3.06, for which the limitation contained in (ii) below shall not apply, (i) the Buyer Indemnified Parties will not be entitled to indemnification under paragraph (a) of this Section 7.01 unless the aggregate amount of all Losses for which indemnification is sought by the Buyer Indemnified Parties pursuant to such paragraph exceeds $50,000, in which case the Buyer Indemnified Parties will be entitled to indemnification for the full amount of all such Losses; and (ii) the Buyer Indemnified Parties will not be entitled to indemnification under paragraph (a) of this Section 7.01 in an aggregate amount exceeding $8,000,000.

         SECTION 7.02. Survival. The Buyer Indemnified Parties' rights to indemnification under paragraph (a) or (b) of Section 7.01 will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated herein for a period of two years after the Closing Date; provided that (a) the representations and warranties set forth in Sections
3.03 and 3.06 will survive indefinitely; (b) if the violation of any representation or warranty would constitute a violation of any statute, law, ordinance, decree, order, rule or regulation of any Governmental Entity, such representation or warranty will survive until thirty calendar days after the expiration of the statute of limitations applicable to such violation; (c) the representations and warranties set forth in Section 3.14 will survive until thirty calendar days after the expiration of the statute of limitations applicable to such violation; and (d) any representation or warranty, the violation of which is made the basis of a claim for indemnification pursuant to
Section 7.01(a), will survive until such claim is finally resolved if the Buyer Indemnified Parties notifies the Shareholder of such claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder. No claim for indemnification pursuant to Section 7.01 based on the breach or alleged breach of a representation or warranty may be asserted by the Buyer Indemnified Parties after the date on which such representation or warranty expires hereunder.

         SECTION 7.03. Notice. The Buyer Indemnified Parties entitled to receive indemnification under this Article VII agree to give prompt written notice to the Shareholder upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (a "Claim"), but the Buyer Indemnified Parties' failure to give such notice will not affect their rights to indemnification under this Article VII, except to the extent that the Shareholder is materially prejudiced thereby. Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Buyer Indemnified Parties will give a later written notice when the amount becomes fixed.

         SECTION 7.04. Defense of Claims. The Shareholder may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Buyer Indemnified Parties and the payment of expenses related thereto, if (a) the Shareholder acknowledges his obligation to indemnify the Buyer Indemnified Parties for any Losses resulting from such Claim and provide reasonable evidence to the Buyer Indemnified Parties of his financial ability to satisfy such obligation; (b) the Claim does not seek to impose any liability or obligation on the Buyer Indemnified Parties other than for money damages; and (c) the Claim does not relate to the Buyer Indemnified Parties' relationship with their customers or employees. If such conditions are satisfied and the Shareholder elects to assume and control the defense of a Claim, then (i) the Shareholder will not be liable for any settlement of such Claim effected without the consent of the Shareholder, which consent will not be unreasonably withheld; (ii) the Shareholder may settle such Claim without the consent of the Buyer Indemnified Parties; and (iii) the Buyer Indemnified Parties may employ separate counsel and participate in the defense thereof, but the Buyer Indemnified Parties will be responsible for the fees and expenses of such counsel unless (A) the Shareholder has failed to adequately assume the defense of such Claim or to employ counsel with respect thereto or (B) a conflict of interest exists between the interests of the Buyer Indemnified Parties and the interests represented by the Shareholder that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Shareholder. If such conditions are not satisfied, the Buyer Indemnified Parties may assume and control the defense of the Claim; provided that the Buyer Indemnified Parties may not settle any such Claim without the consent of the Shareholder, which consent will not be unreasonably withheld, and further provided that the Shareholder is given a reasonable opportunity to participate in such defense (at the Shareholder's expense).

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, as follows:

              (a) by mutual consent of Buyer and the Company;

              (b) by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 6.01(a) or (b) would be incapable of being satisfied by August 15, 1999;

provided that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.01(b);

              (c) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Sections 6.02(a) or (b) would be incapable of being satisfied by August 15, 1999; provided that, in any case, a willful material breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.01(c);

              (d) by either Buyer or the Company, if there shall be any Order that is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order to terminate this Agreement has not complied with its obligations under Section 5.05 of this Agreement;

              (e) by either Buyer or the Company, if the Merger shall not have been consummated before August 15, 1999.

The right of any party hereto to terminate this Agreement pursuant to this
Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

         SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of the parties to the other parties and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party of any liability for any breach of such party's representations, warranties, covenants or agreements contained in this Agreement.

         SECTION 8.03. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

         SECTION 8.04. Waiver. At any time prior to the Effective Time, Buyer, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and
(c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.



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

                                   ARTICLE IX
                               REGISTRATION RIGHTS

         SECTION 9.01. Registration Statement. Within thirty (30) days of the Closing Date, Buyer will prepare and file with the SEC, pursuant to the Securities Act, a registration statement on Form S-3 (the "Registration Statement") covering the resale of all of the Buyer Common Stock issued to the Shareholder in the Merger (collectively, the "Registered Shares") in a continuous offering. Buyer will use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable thereafter and to remain effective until the earlier of (i) the date that all of the Registered Shares have been sold by the Shareholder or (ii) the first anniversary of the Closing. The Shareholder will not sell any Registered Shares under the Registration Statement unless, at the time of sale, the Registration Statement (and the most recently filed post effective amendment thereto, if any) has been declared effective. The period of time during which the Registration Statement is effective is referred to as the "Registration Period."

         SECTION 9.02. Limitations on Sale.

              (a) The Shareholder will notify Buyer two business days prior to selling any Registered Shares pursuant to the Registration Statement. If, upon receipt of such a notice, Buyer certifies to the Shareholder in writing that (i) due to a change in circumstances or a pending transaction, the Registration Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the public disclosure required to correct such misstatement or omission would be impracticable or injurious to Buyer, then the Shareholder will refrain from selling any Registered Shares pursuant to the Registration Statement for the period of time requested by Buyer (a "Blackout Period"). Buyer may impose no more than four Blackout Periods, which may not exceed 45 calendar days each and may not exceed 90 calendar days in the aggregate. Buyer will use reasonable efforts to minimize the time period during which the Shareholder are required to refrain from selling under this paragraph.

              (b) In addition to the foregoing restrictions, the Shareholder will not sell, transfer or otherwise dispose of any shares of Buyer Common Stock or otherwise reduce his risk of loss with respect to any of the Buyer Common Stock issued to him in the Merger until Buyer has publicly released earnings covering at least 30 days of combined operations of the Surviving Corporation. Buyer will use commercially reasonable efforts to release such earnings as soon as reasonably practicable after the Closing; provided that Buyer will not be required to publicly release earnings for a period other than a full calendar quarter.

         SECTION 9.03. Information. The Shareholder will furnish to Buyer, at Buyer's reasonable request, such information regarding the ownership of Registered Shares by the Shareholder and the intended method of disposition thereof as is required in connection with the preparation of a registration statement covering the Registered Shares.

         SECTION 9.04. Expenses. Buyer will bear all expenses arising or incurred in connection with any registration of the Registered Shares hereunder, including without limitation registration fees, printing expenses and Buyer's accounting and legal fees and expenses; provided that the Shareholder will bear the expense of any underwriting fees, discounts or commissions applicable to its sale of the Registered Shares and the fees and expenses of any separate legal counsel or accounting firm engaged by the Shareholder.

         SECTION 9.05. Indemnification.

              (a) Buyer agrees to indemnify the Shareholder and each underwriter and selling broker of the Registered Shares registered hereunder and their respective officers and directors and each person or entity, if any, who controls any of the foregoing within the meaning of Section 15 of the Securities Act and their respective successors against all Losses arising out of or relating to any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or any prospectus included therein or incident thereto or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse the Shareholder and such other persons for any legal and other expenses reasonably incurred by them in connection with investigating or defending any claim or action related to such a Loss; provided, however, that Buyer will not be liable in any such case if and to the extent that (i) such statement or omission was made in reliance upon information (including, without limitation, written negative responses to inquiries) furnished to Buyer in writing by the Shareholder expressly for use in the Registration Statement or such a prospectus or (ii) the Shareholder fails to deliver or cause to be delivered a copy of the final prospectus relating to such offering (as then amended or supplemented) to the person asserting such claim and such final prospectus would have cured the defect giving rise to such Loss.

              (b) The Shareholder will indemnify Buyer and the respective officers and directors and each person or entity, if any, who controls any of the foregoing within the meaning of Section 15 of the Securities Act and their respective successors against all Losses arising out of or relating to any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or any prospectus included therein or incident thereto or any omission (or alleged omission) to state therein a material fact required to be stated or necessary to make the statements therein not misleading, and will reimburse Buyer and such other persons for any legal and any other expenses reasonably incurred by them in connection with investigating or defending any claim or action related to such a Loss; provided, however, that this subparagraph (b) shall apply only in the case of and to the extent specified in clauses (i) and (ii) of the preceding paragraph.

              (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to any of the two preceding paragraphs, the indemnified and indemnifying parties shall comply with the notice and defense of claims provisions of Sections 7.03 and 7.04 with respect to such proceeding.

                                    ARTICLE X
                               GENERAL PROVISIONS

         SECTION 10.01. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally or by overnight delivery service or if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission:

                  (a)      If to Buyer, to:
                           CNET, Inc.
                           150 Chestnut Street
                           San Francisco, California  94111
                           Attention:  Douglas N. Woodrum
                           Facsimile:  (415) 395-9205

                  with a copy to:
                           Hughes & Luce, L.L.P.
                           1717 Main Street
                           Suite 2800
                           Dallas, Texas  75201
                           Attention: R. Clayton Mulford
                           Facsimile: (214) 939-5849

                  (b)      If to the Shareholder, to:
                           1765 Casey Court
                           Lafayette, Colorado  80026
                           Attention:  Neil Nordby

                  with a copy to:
                           Hutchinson, Black and Cook LLC
                           1215 Spruce Street, Suite 100
                           Boulder, Colorado  80302
                           Attention:  James L. Carpenter, Jr.
                           Facsimile: (303) 442-6593

         SECTION 10.02. Certain Definitions. For the purposes of this Agreement, the term:

              (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

              (b) "business day" means any day other than a day on which banks in the State of Delaware are authorized or obligated to be closed.

              (c) "control" (including the terms "controlled," "controlled by," and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

              (d) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

              (e) "knowledge" of or "known" by a person, with respect to any matter in question, means (i) in the case of the Company, if any director or executive officer of the Company has actual knowledge of such matter or would have knowledge of such matter following due inquiry, and (ii) in the case of Buyer, if any director or executive officer of Buyer has actual knowledge of such matter or would have knowledge of such matter following due inquiry.

              (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as used in Section 13(d) of the Exchange Act).

              (g) "Securities Act" means the Securities Act of 1933, as amended.

              (h) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

         SECTION 10.03. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

         SECTION 10.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 10.05. Entire Agreement. This Agreement (together with the Exhibits and the Schedules to this Agreement) constitutes the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

         SECTION 10.06. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

         SECTION 10.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as expressly provided herein.

         SECTION 10.08. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

         SECTION 10.09. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 10.10. Further Assurances. Each party hereto agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

         SECTION 10.11. Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW AND EXCEPT TO THE EXTENT THAT COLORADO LAW MANDATORILY PROVIDES. THE PARTIES AGREE THAT VENUE FOR ANY ACTION BROUGHT TO ENFORCE THIS AGREEMENT SHALL BE A COURT OF COMPETENT JURISDICTION IN SAN FRANCISCO, CALIFORNIA. THE PREVAILING PARTY IN ANY SUCH ACTION SHALL BE ENTITLED TO RECOVER ALL EXPENSES INCURRED IN CONNECTION WITH SUCH ACTION, INCLUDING, WITHOUT LIMITATION, COSTS OF INVESTIGATION, ATTORNEYS' FEES, EXPENSES OF PREPARATION FOR PROCEEDINGS, AND ALL OTHER EXPENSES ASSOCIATED WITH ENFORCEMENT OF THIS AGREEMENT.

         SECTION 10.12. Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   CNET, INC.


                                   By: /s/ SHELBY W. BONNIE
                                       -------------------------------------
                                       Shelby W. Bonnie
                                       Vice Chairman


                                   NORDBY INTERNATIONAL, INC.


                                   By: /s/ NEIL NORDBY
                                       -------------------------------------
                                       Neil Nordby
                                       President


                                   SHAREHOLDER:

                                   /s/ NEIL NORDBY
                                   ----------------------------------------
                                   Neil Nordby